Exhibit 99.1

InfoLogix

2009 First Quarter Earnings Call

May 13, 2009

Operator:  Good day and welcome to the InfoLogix first quarter conference call.  As a reminder, today’s call is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to Mr. David Gulian, President and Chief Executive Officer, and Mr. Jay Roberts, Chief Financial Officer.

Jay Roberts:  Good morning and thank you operator.  This is Jay Roberts and I want to thank everyone for joining us today for the InfoLogix’s 2009 first quarter conference call.

Let me start today by reminding you that this call is the property of InfoLogix.  Any redistribution, retransmission, rebroadcast of this call in any form without the express written consent of InfoLogix is strictly prohibited.  Further, this call is being webcast live, and will be made available for a period of time on InfoLogix’s Web site.  This call contains time sensitive information that is accurate only as of the day of the live webcast of this call, May 13, 2009.

All statements in this conference call that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include but are not limited to statements regarding InfoLogix’s beliefs, expectations, hopes or intentions regarding the future.  It is important to note that these statements are subject to risks and uncertainties that could cause InfoLogix’s actual results to differ from those projected.  These risks and uncertainties are discussed in the company’s periodic reports filed with the SEC.  InfoLogix disclaims any obligation to update any of these statements.

At this time, let me turn the call over to David Gulian.  David?

David Gulian:  Thank you Jay.  I want to thank everyone for joining us this morning.

The first quarter was challenging and I want to bring you up to speed on our strategic direction and actions we are taking to restore our positive momentum.

First and foremost, keep in mind that the economy had a significant impact  on our business in the first quarter.   Uncertainty regarding the recession, as well as political change, the changes in national healthcare policy, and an element of waiting to see what the stimulus package holds for healthcare IT funding, caused many customers to delay capital purchases and to postpone starting new IT projects during the first quarter.  As a positive note, we are beginning to see positive signs that capital spending is picking up, and we now have a booked sales backlog of over $20 million at the end of the first quarter — the highest backlog in our company’s history.

Secondly, when comparing the year-over-year quarterly numbers, the first quarter of 2008 was positively impacted by a significant project with a customer in the transportation and logistics industry.  The customer hit financial difficulties in the late part of 2008 and put significant projects on hold.  We were in the midst of a groundbreaking multimillion dollar project with this client at the time, which has now been deferred (indefinitely) while they work out their financial issues.

Finally, as we have transitioned our business model to longer term managed services and software contracts; we are seeing more and more multi-year business coming to fruition that will be booked over a 2-3 year time frame.  The accounting for these contracts is a bit different than our historic business, in that it is booked to a deferred revenue and recognized over time.  As a result, in the first quarter there was $1 million of revenue booked on a deferred basis.  We believe this is positive for the company in that it will enable more consistent and predictable revenue over time.

We are optimistic about the balance of the year and confident that we can get revenues back on track and meet our original guidance calling for low-double-digit revenue growth.  In the first quarter the healthcare stimulus act was signed into law, and will provide $19 billion of funding for healthcare IT projects.  Leading experts project that this stimulus will drive a total of over $100 billion of spending on healthcare IT such as electronic medical records, clinical provider order entry, and clinical decision support systems — and all of these project types that directly match our key offerings of products and services.  As healthcare enters the 21st century and adopts new technology solutions that bring key clinical data to the patient bedside, InfoLogix is ideally positioned with over 100 trained consultants, 1,500 active customer relationships with leading healthcare providers nationwide, and a robust portfolio of hardware, software, professional services, and managed services offerings for the healthcare industry.

Showing our ability to drive real results in the healthcare industry, we were recently engaged  for a 300-bed hospital to be the solution provider  in a 4 year $30 million project to implement their EMR application and enterprise wide mobility strategy.  To win this project, we competed against a who’s who list of healthcare IT companies and emerged from the pack because of our robust team, strong product and service lineup, and proven ability to implement quickly and cost- effectively while driving cost savings and ROI for the hospital.  We anticipate this project launching in the latter half of 2009.   We have a number of high dollar multi-year projects in the pipeline and believe that this is the wave of the future for InfoLogix.  The effort we made over the past 3 years to build a portfolio of hardware, software, consulting, and managed services offerings means we have elevated our game and earned the right to compete for these large implementation projects in both the healthcare and commercial industries.

We also had a number of well-publicized customer successes during the early months of 2009.  For Edwards Hospital in Naperville, IL, we successfully deployed an advanced clinical eLearning training solution that moved the hospital’s professional development and training programs from the classroom to the online environment, improving flexibility, access, and availability for all of the hospital’s employees. For Sisters of Mercy Health System, a 19-hospital, 4,000 bed system in the South-Central United States, we rolled our one of America’s largest and most reliable IP-based communications systems.  And for Gwinnett Medical Center in suburban Atlanta, we conducted a wireless assessment, developed a comprehensive mobile technology deployment strategy, and implemented a next-generation wireless communications system in their emergency room — all within 45 days.  These projects demonstrate how InfoLogix’s deep team, robust solutions, and history of success can drive real results and real ROI in short term.

Our new partnership with TeleHealth Services, announced at this years HIMSS annual conference, helps hospitals preserve their capital budgets in these tough economic times by providing low-cost financing options.

And we also bolstered our healthcare management team to better address the significant opportunities presented by the healthcare stimulus funding and the heightened interest of hospitals to deploy and mobilize their clinical and enterprise data.  In March we announced that Dr. Richard Howe joined us as Vice President of Business Development, and Shirley Hughes was promoted to Vice President of Healthcare Consulting.

Dr. Howe is the former president of the Healthcare Information and Management Systems Society, and has a successful career spanning two decades in the healthcare industry.  He has been a consultant, CIP of university hospitals, and has published more than 50 technical and scientific articles and is a frequent speaker at industry events.  We’re fortunate to have attracted someone of Dr. Howes’ caliber to the InfoLogix team.

Shirley Hughes brings three decades of industry experience to her new role at InfoLogix.  She is also a member of HIMSS, author of over 40 articles, frequent speaker on healthcare IT issues, and past member of the board for the Center for Healthcare Information Management.

On the commercial side of the business, we’ve highlighted in past calls the dynamic potential of our SAP enterprise solutions business.  By linking the computing power of the SAP platform with the real-time availability and untethered mobility of handheld computing, enterprises large and small can increase the ROI on their IT investment.

Our strategic investment in technology and people to address SAP supply chain execution, and our extensive mobility expertise and leading edge technologies position us well to be a leading partner as SAP looks to push their platform beyond the 4 walls.

This is illustrated by the formal introduction of our SAP Global Services Group in March.  This team, comprised of industry-leading SAP logistics and solutions consultants, has expertise in SAP logistics applications, including Warehouse Management, Transportation Management, Event Management, and native SAP automatic data collection technologies. This new consulting practice augments our existing SAP mobility and RFID practice, and extends our strategy to provide SAP users and professionals with industry-leading supply chain execution services  and mobility technologies.

Concurrent with this news, we announced that we won three new software licenses and support deals with established SAP clients for our Mobile Device Controller utility. This immediate new business traction drives home the point that mobilization of SAP data is a significant IT priority for the enterprise customer.

We had 2 major wins on the commercial side of the business in the first quarter, with two of the world’s largest consumer products companies — an $8 million contract with an international beverage company, and a $6 million project with an international food manufacturer to roll out a mobile solution and ongoing support to their workforces.  This makes 4 major rollouts with global fortune 500 companies in the last two quarters for InfoLogix, and goes to the need in the market for a total mobile solution provider that delivers software, technology and mobile managed services.

These announcements encapsulate the power of the InfoLogix business model:  a great customer base;  a great base of experience, powerful product lineup, and creative problem-solving ability;  strong presence at the sweet spot of IT consulting opportunities in next-generation of healthcare IT solutions and SAP mobility solutions;  and one of the most talented teams in the industry.  This is why we remain optimistic about the future despite the stalled revenue growth in Q1.

With that, let me turn the call over to Jay to discuss our financial results.  Jay?

Jay:

Thank you, David.

Revenue for the quarter ended March 31, 2009 was $18.8 million, down 20.9% from $23.8 million in last quarter’s first quarter. The revenue decrease was a result of the overall macroeconomic environment, which resulted in the deferral of several significant projects to later in the year.

In addition, we booked over $1 million in professional services the first quarter of 2008 from one customer in the logistics industry that did not recur in the current quarter, contributing to the negative quarter-on-quarter comparisons.

Finally, the transition to longer-term multi-year contracts that David mentioned impacted revenue growth in the quarter, as we deferred revenue on approximately $1 million of new multi-year warranty and mobile managed services contracts with some of our hospital and large commercial accounts. Overall, our consulting and other professional services revenue decreased to $5.1 million, or 27.1% of net revenue during the quarter, from $6.2 million or 26.1% of net revenues in last quarter’s first quarter. So, while our quarter to quarter revenue decreases, we did see consulting and professional services revenue as a percentage of our total revenue increase slightly, indicating our continued focus on our solutions offerings.

Gross profit was $4.1 million, or 22% of net revenues, compared to $6.2 million or 26.1% of net revenues in the first quarter of 2008. The decrease was primarily due first to lower total sales volume, pressure on our margin from the sales of third-party hardware, and the deferral of revenue on certain long-term contracts.

Selling, general and administrative expenses were $7.6 million, essentially flat compared with $7.5 million in last year’s first quarter.  Selling expenses were $3.2 million, compared with $3.3 million last year and general and administrative expenses were $4.4 million for the first quarter, compared with $4.3 million for last year’s first quarter.

Our ability to keep SG&A flat reflects the impact of actions we took in the fourth quarter of 2008 and during the first quarter of 2009 to lower our overall headcount and reduce salaries, and our ability to successfully absorb the overhead costs associated with the acquisitions we made during the 2008 calendar year.

We implemented an across the board salary reduction in March of 2009 that reduced overall salaries by an average of 6%; delivering over $1 million in savings. When combined with a small reduction in force, and other costs savings initiatives, we have reduced our overall cost structure by approximately $2 million annually. SG&A expenses were down 17.4% on a sequential basis, from $9.2 million in the fourth quarter of 2008.

Interest expense was $1.1 million for the three months ended March 31, 2009, compared to approximately $286,000 for the three months ended March 31, 2008.  As you know, we increased our senior credit facilities in the second quarter of 2008 to fund two acquisitions, which consequently increased our blended interest rates on this higher level of debt, and we were subject to an increased rate of interest as the result of certain defaults existing under our senior loan agreement.

Last year’s first quarter results included an income tax benefit of approximately $560,000, compared to income tax expense of $7,000 in the first quarter of 2009.

We reported a net loss of $4.6 million, or $0.18 per basic and diluted share for the quarter, compared with a net loss of approximately $1.0 million, or $0.04 per basic and diluted share for the same period of 2008.

Our capital structure has been of significant concern for investors due to the recent default under our credit agreement with our senior lender.  As noted in the press release, we are working hard to recapitalize the company so we have the liquidity to meet our business needs today and into the future — this is among the top priorities for our entire executive team.

To that end, we have received non-binding term sheets from a number of capital sources, including asset based lenders, strategic and institutional senior and mezzanine lenders, and equity investors.

While we continue to negotiate with our senior lender to amend our existing loan agreements, at present we believe there is a high likelihood that we will have a new capital structure within the next few months. Non-binding letters of interest are on favorable terms compared to our current senior financing. We are moving toward definitive agreements, and we believe that the most likely scenario is a combination of new asset-based working capital financing, coupled with convertible debt and preferred equity.  This capital structure will provide a more permanent, stable source of capital to support our current and future growth objectives.

With that, we’ll open up the call to your questions.  Operator, please start the Q&A portion of the call.

Operator:  Thank you.  Today’s question-and-answer session will be conducted electronically.  If you would like to ask a question, you may do so by pressing the star key followed by the digit 1 on your touch-tone phone.  We will proceed in the order that you signal, and we’ll take as many questions as time permits.  If you are joining us on a speakerphone, please make sure your mute function is off to allow your signal to reach our equipment.  Again, that is star 1 if you have a question, and we’ll pause for a moment to assemble the roster.  And once again, it’s star 1 if you would like to ask a question.

And we’ll take our first question from Justin Cable with Global Hunter Securities.

Justin Cable:  Thank you, good morning guys.

Jay Roberts:  Good morning.

David Gulian:  Hello Justin.

Justin Cable:  I just wanted to ask about the projects that were deferred out of the quarter, see if we can get a little more details on what types of projects those were, what verticals and when you expect to see them close, and what you’re seeing out there right now.  Are you — are you seeing any more or any less activity in the pipeline, and you know has your — has your financial situation impeded on that pipeline activity?

David Gulian:  Yes, this is David.  Jay will probably jump in a little bit on that question.  So let me make sure I define deferred.  When we talk about the $1 million worth of deferred revenue, first of all, that’s managed services and professional services that we are going to now take over the period of time of those contracts.  And those could be anywhere from a 1 to 3-year period based on the type of service offering.

When we say — I think there’s a different definition.  I want to bring up the word backlog.  What we saw in the first quarter, there was a delay in the first 60 days, for example, of the new year, and we caught contracts and projects at the end of the third quarter that we just couldn’t deliver on that we thought were going to come earlier in the quarter.  So, as a key note on this side that we feel pretty optimistic, we came out of the first quarter, again, with $20 million worth of booked contracts that we’re expecting to see delivery in the next two quarters, meaning the second and third quarter for those — a majority of those delivery of those services and projects that we have right now.

A good point to reference on this, we came out of the first quarter of last year at approximately $13 million in backlog.  We came out — and we ended up finishing Q2 of ‘08 at about $26 million.  So here we’re coming out of the first quarter of ‘09 with $20 million in backlog.  So it gives you an indication that we’re starting to see the pickup.  We’re optimistic and confident that we’re starting to see the release of capital funding and expenditure knowing that you know a lot of our delivery of services and technology is driven by compliance in delivery and also is looked at as a return on investment in order to reduce cost and provide efficiencies to organizations.

So, from a funnel standpoint, overall funnel between now and the end of the year — we’re over $100 million in total funnel that we see in the business right now for business on top of our booked backlog that we have.

Justin Cable:  OK.  I guess I was referring more towards the several projects that were expected to come to fruition in the first quarter that were deferred to later in the year.  What types of projects were those and what verticals?

David Gulian:  Yes, the two projects that I made mention to, the beverage company and the food manufacturer, is to mobilize their field force that they have right now for delivery of services to the consumer marketplace.  Again, it’s just a timing issue on when they actually signed off, knowing that people were in a standstill, waiting to see.  So they will move into the second and third quarters for delivery on that combination of technology, application delivery, software and services, and then support contracts.  You know the typical thread that we have you know across our stack of deliverable services.

Justin Cable:  And then my last question is just on the timing of the debt restructuring.  What should we expect in that regard?  Should we — should we see something implemented by the end of the quarter, or is it going to take longer than that?  What kind of timeframe should we look at?

Jay Roberts:  Justin, this is Jay.  We’re very actively in the middle of it.  And we’ve got a number of gates that we’re moving through positively.  And as you know sometimes those things take a little bit longer than one might expect.  But on average, we think we’re on track.  Whether it’s the second quarter or third quarter, it certainly is in that time zone.

Justin Cable:  And, Jay, what’s the — what’s the new kind of cost structure currently in terms of operating expenses?

Jay Roberts:  Yes, so we took — and we mentioned this a couple times in the past — we’ve reduced salaries.  We’ve taken our headcount down by about 5% to 6%, something like that.  And it’s led us to about a $2 million overall cost savings.  Some of that savings actually comes out of our cost of sales as it relates to the cost associated with having consultants delivering on billable projects.  And then the remainder of it will come out of our G&A side of the business.

We’re currently — just to give you as an example — we ended last quarter of ‘08 at just under $5 million on the G&A side, and we’re now at about $3.4 million we ended in Q1 of ‘09.  We anticipate that $3.4 million on the G&A side will come down slightly again in Q2 as we see the benefits of some of the actions that we took in the first quarter.  So I anticipate that we’ll see another $300,000 or $400,000 come off of that number.

Justin Cable:  OK, great, thanks.

Operator:  And as a reminder if you would like to ask a question, it’s star 1 on your touch-tone phone.  And we’ll take our next question from Rakesh Patel.

Rakesh Patel:  Hi.  Good morning everyone.  I have just only one question.  Are you guys talking about all million of — you know millions in revenue, millions in sales, why the stock price is still under $1?  And you know if you guys (monitor the sale price price) from the NASDAQ listing from last 6 months you know your stock price is never moved above $1.  So I know you guys are working hard for the company, and particularly for Mr. Gulian, he’s a CEO.  So if you do something for your investors that will be fine.

Jay Roberts:  Yes, so there are a couple of things to think about.  One is we’re aggressively moving the company to net income positive.  We get there on a couple fronts.  One is continue to see improvement to our revenue and to our margin as we change the mix of our overall business.  Now that clearly is happening in every quarter sequentially going into the past to where we are today.  And to the extent that we can successfully reduce our cost of capital, which we talked about, we’re working on, I think all of those actions will lead us to bringing the company to net income positive.

The market today, we think, certainly gives much better credit to companies that are showing positive results.  And so it’s our objective to do that, and we think, as a result of that — we should, we believe; get credit in the value of our stock.

Rakesh Patel:  Yes, I know.  But there is other company in the market, has the same revenue and sales, but still they have over $5 of share price in the market.  So why this company doesn’t have above $1 price right now?

David Gulian:  I think this is a reflection based on the whole IT industry that we see out there today in addition to a young public company and where we are in the process of getting more institutional support, which we have all those initiatives in play.  I think the recapitalization of the company will also give us better visibility.  And knowing that we’ve only been on the NASDAQ for a year, and obviously knowing where Wall Street is with micro-caps right now today, and getting confidence back into the market to move forward.

So again, the restructuring, liquidity more into the stock will drive, I think, positive results from a stock price basis in the future.  And in the next few quarters, we should see that.

Rakesh Patel:  OK.  Thank you very much.  We trust you and we count on you then.

David Gulian:  OK.

Operator:  And it appears that we have no further questions in the queue.  At this time, I would like to turn the conference back over to Mr. David Gulian.

David Gulian:  Thank you.  The takeaway I want to leave with investors — investors with at this time is, while the first quarter revenues were lower than expected, the company’s core products, service offerings is precisely in the sweet spot of IT growth opportunities today.  Our team is among the best in the business.  Our financial goals are achievable.  While the economy forestalled our growth strategy and trajectory in the first quarter, our backlog is strong and we are standing by the financial goals articulated early in the year, low double-digit numbers, 30% gross margins and profitability by the end of the year.

Top priorities for Q2 and beyond are getting the growth of this business back on track and restructuring our capital base, which Jay will discuss — which Jay has already discussed in the past.

We want to thank you for your support, and we look forward to speaking to you again in the near future.

Operator:  This concludes today’s conference call.  Thank you for your participation.

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